Elizabeth L. Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 751 Broad Street, Newark, NJ 07102-3777 Tel 203 402-1624 elizabeth.gioia@prudential.com

April 20, 2026

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    Pruco Life Insurance Company (“Registrant”)
    Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to Form S-1
    File No. 333-290153

Members of the Commission:

I have acted as counsel to Pruco Life Insurance Company (the “Company”), in connection with the filing of Post-Effective Amendment No. 2 to the above-referenced Registration Statement on Form S-3 to Form S-1 filed by the Company under the Securities Act of 1933. Such Registration Statement relates to the contracts, riders, and endorsements (collectively, the “Contracts”) for the registration of certain contingent deferred annuity contracts described therein.

I have examined or caused to be examined such records of the Company and other documents and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate for the purpose of rendering this opinion.

On the basis of such examination and review, it is my opinion that:

(1) the Company is a corporation duly organized and validly existing under the laws of the State of Arizona and is duly authorized by the Insurance Department of that state to issue the Contracts;

(2) the Company is authorized to issue the Contracts in those states in which it is admitted and where the issuance and sale of the Contracts is authorized by each applicable state insurance regulator; and

(3) the Contracts and interests therein, when issued in accordance with the Registration Statement will, when sold, constitute legally-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elizabeth L. Gioia
Elizabeth L. Gioia
Vice President, Corporate Counsel